CONSUMAT
                          ENVIRONMENTAL SYSTEMS, INC.



FOR IMMEDIATE RELEASE. . . . . . . . . . . . . . . . . . . . .February 20, 1997

Richmond, Virginia. . . . . . . . . . . . . . . . . .  Contact:Robert L. Massey
                                                                    804/746-4120
                                                                  Peter T. Socha
                                                                    757/220-2057





         Consumat Environmental Systems, Inc. (NASDAQ Bulletin Board:CSMT), announced today that its Board of Directors has elected Peter T. Socha, of Williamsburg, Virginia, as a Director and Chairman of the Board. In his position as Chairman of the Board, Mr. Socha's primary responsibilities will be strategic planning, acquisitions and capital structure/dividend policy. Mr. Socha previously served as a Vice President of Sirrom Capital Corporation in Nashville, Tennessee(NASDAQ/NM:SROM).

         Sirrom provided $1,500,000 in financing to the Company during 1995 and 1996. This financing allowed the Company to successfully emerge from Chapter 11 bankruptcy proceedings with a well capitalized balance sheet. As part of the financing, Sirrom received warrants to purchase 250,000 shares of common stock in the Company.

         Mr. Socha will receive a nominal salary of $1.00 and options to purchase common stock in the Company. The options will vest upon the earlier of:
(a) primary earnings-per-share of twice the 1996 level; or (b) pre-tax earnings of $2,000,000.

         Also, the Company announced that during the second half of 1996 a concentrated sales & marketing effort was begun in the United States, Latin America and Asia. The cost of this effort will have a negative impact on 1996 and 1997 earnings. Since this sales & marketing program began, the Company has signed new sales agreements with representatives in the United States (Pennsylvania), in Taiwan and in Turkey. In addition, it is anticipated that new sales representation will be established in Korea and Thailand, as well as other areas of the United States, in the near future. Representation in Latin America will be established during the second half of 1997. Robert L. Massey, President and Chief Executive Officer of Consumat, commented: "Most people do not realize that during our 36 year history, Consumat has sold more than 5,000 units in all 50 states and more than 55 countries worldwide. We have a product line that is already well accepted on the world market. Fortunately, we can now market these products in an aggressive and direct manner. We intend to look for acquisitions that will complement these distribution channels."

         Consumat Environmental Systems, based in Richmond, Virginia, designs and manufactures capital equipment to serve the medical, industrial and municipal solid waste industries.